                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                   VYYO, Inc.

                               -------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    918458100
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/ /  Rule 13d-1(c)
/X/  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 4

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------------------------                                ------------------------
CUSIP NO. 918458100                 SCHEDULE 13G
------------------------                                ------------------------
--------------------------------------------------------------------------------
             1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                             ADC Telecommunications, Inc.
--------------------------------------------------------------------------------
             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                             Not Applicable           (a) / /
                                                      (b) / /
--------------------------------------------------------------------------------
             3    SEC USE ONLY

--------------------------------------------------------------------------------
             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                             Minnesota
--------------------------------------------------------------------------------
         NUMBER OF       5            SOLE VOTING POWER
          SHARES                                 2,476,603 (see Item 4)
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY        6            SHARED VOTING POWER
           EACH                                ___________ (see Item 4)
         REPORTING       -------------------------------------------------------
          PERSON         7            SOLE DISPOSITIVE POWER
           WITH                                  2,476,603 (see Item 4)
                         -------------------------------------------------------
                         8            SHARED DISPOSITIVE POWER
                                               ___________ (see Item 4)
--------------------------------------------------------------------------------
             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              2,476,603   (see Item 4)
--------------------------------------------------------------------------------
            10    CHECK BOX If THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*

                             Not Applicable
--------------------------------------------------------------------------------
            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             6.6%
--------------------------------------------------------------------------------
            12    TYPE OF REPORTING PERSON*

                             CO
--------------------------------------------------------------------------------


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Item 1(a).        NAME OF ISSUER:

                  VYYO, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  20400 Stevens Creek Boulevard, 8th Floor, Cupertino, CA 95014

Item 2(a).        NAME OF PERSON FILING:

                  ADC Telecommunications, Inc.

Item 2(b).        ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  12501 Whitewater Drive, Minnetonka, MN 55343

Item 2(c).        CITIZENSHIP:

                  Minnesota

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common stock, $0.0001 par value per share

Item 2(e).        CUSIP NUMBER:

                  918458100

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

                  Not applicable

Item 4.           OWNERSHIP:

        (a)       Amount beneficially owned:  2,476,603

         (b)      Percent of class:  6.6%

         (c)      Number of shares as to which such person has:


                  (i)      Sole power to vote or to direct the vote..............................   2,476,603
                                                                                                    ----------
                  (ii)     Shared power to vote or to direct the vote............................
                                                                                                    ----------
                  (iii)    Sole power to dispose or to direct the disposition of.................   2,476,603
                                                                                                    ----------
                  (iv)     Shared power to dispose or to direct the disposition of...............
                                                                                                    ----------


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Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable.

Item 10.          CERTIFICATION:

                  Not Applicable.




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001


                                            /s/ Jeffrey D. Pflaum
                                            ---------------------------------
                                            Jeffrey D. Pflaum
                                            Vice President and Secretary,
                                            ADC Telecommunications, Inc.


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